EXHIBIT 4.5

CBS BONUS DEFERRAL PLAN

(Amended and Restated as of December 31, 2005)

Section 1. Establishment and Purpose of the Plan.

1.1 Establishment. The Viacom Bonus Deferral Plan was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. As of December 31, 2005, it is hereby renamed the CBS Bonus Deferral Plan. Any Eligible Employee who is identified by the Company on or after August 28, 2002 as a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employees”) or any employee of an Employer who is eligible to participate in the CBS Bonus Deferral Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934 shall no longer be eligible to participate in this Plan, and shall instead be eligible to participate in the CBS Bonus Deferral Plan for Designated Senior Executives (the “Executive Bonus Deferral Plan”). Any deferrals made under the Plan by any Reporting Employee who was a participant in the Plan on August 28, 2002 and by any Reporting Employee (or any other Eligible Employee whose securities may be attributable to a Reporting Employee) prior to the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee) shall be transferred to the Executive Bonus Deferral Plan as of December 1, 2005 or, if later, as of the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee).

1.2 Purpose. The purpose of this Plan is to provide a means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his cash bonus paid under the CBS Corporation Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

Section 2. Definitions. The following words and phrases as used in this Plan have the following meanings:

2.1 The term “Account” shall mean a Participant’s individual account, as described in Section 4 of the Plan.

2.2 The term “Board of Directors” means the Board of Directors of the Company.

2.3 The term “Bonus” means any cash bonus paid under the CBS Corporation Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

2.4 The term “Bonus Deferral Contributions” means the portion of the Participant’s Bonus that he elects to defer under the terms of this Plan. The portion of any Bonus earned in the year 2002 that an Eligible Employee elected to defer under the CBS Excess 401(k) Plan shall be deferred under this Plan, and shall not be recognized under the CBS Excess 401(k) Plan.

2.5 The term “Committee” means the Retirement Committee appointed by the Board of Directors. The Committee may act on its own behalf or through the actions of its duly authorized delegate.

2.6 The term “Company” means CBS Corporation and its subsidiaries.

2.7 A Participant shall be deemed to have incurred a “Disability” or to be “Disabled” if the Participant (i) has been determined to be disabled by the Social Security Administration or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 4 of the Plan.

2.8 The term “Eligible Employee” means an employee of an Employer who is an eligible employee under the CBS Excess 401(k) Plan. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years during which the Eligible Employee remains an eligible employee under the CBS 401(k) Excess Plan. In no event shall any Reporting Employee be considered an Eligible Employee under this Plan.

2.9 The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

2.10 The term “Investment Options” means the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account.

2.11 The term “Joint Payment Option” means the Participant’s joint payment option election in accordance with Section 4.2 with respect to the distribution upon his termination of employment of amounts credited to his account in the CBS Excess 401(k) Plan and to his Account in this Plan.

2.12 The term “Participant” means an Eligible Employee who elects to have Bonus Deferral Contributions made to the Plan.

2.13 The term “Plan” means the CBS Bonus Deferral Plan as set forth herein, as amended from time to time.

Section 3. Participation.

3.1 Election to Participate.
(a)	An Eligible Employee must elect to participate in the Plan.

(b)           Any election to defer a portion of a Bonus earned in the year 2002 that was made by an Eligible Employee prior to August 28, 2002 under the CBS Excess 401(k) Plan shall be recognized by and be deemed to have been made under this Plan, and such Eligible Employee shall become a Participant in this Plan on August 28, 2002.

(c) For the Plan Year in which an employee first becomes an Eligible Employee, such Eligible Employee must elect to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year within 30 days of the date he first becomes an Eligible Employee in order for the election to be valid. Prior to December 31 of each Plan Year, an Eligible Employee may elect to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 2002, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any cash bonus to be earned in 2003 that is scheduled to be paid in 2004 under the CBS Corporation Short-Term Incentive Plan. An Eligible Employee may make an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election.

3.2 Amount of Elections. Each election filed by a Participant must specify the amount of Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participant’s applicable Bonus.

Section 4. Individual Account.

4.1 Creation of Accounts. The Company will maintain an Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Bonus Deferral Contributions made in all Plan Years, including any Bonus Deferral Contributions for the Bonus earned in the year 2002 that are attributable to Bonus Deferral Contribution elections originally made under the CBS Excess 401(k) Plan.

4.2 Joint Payment Option Election.

(a) With respect to each Participant in the Plan on August 28, 2002 who was immediately prior to that date a participant in the CBS Excess 401(k) Plan, any Joint Payment Option election recognized under the CBS Excess 401(k) Plan shall apply to the total amount credited to the Participant’s Account in this Plan, together with the total amounts credited to the Participant’s account in the CBS Excess 401(k) Plan.

(b) (i) If an Eligible Employee first becomes a Participant in this Plan after August 28, 2002 and was a Participant in the CBS Excess 401(k) Plan, any Joint Payment Option election recognized at such time under the CBS Excess 401(k) Plan regarding any Excess Salary Deferral Contributions made by the Participant under the CBS Excess 401(k) Plan shall apply to the Participant’s Account in this Plan, together with the total amounts credited to the Participant’s account in the CBS Excess 401(k) Plan.

(ii) If such Eligible Employee was not a participant in the CBS Excess 401(k) Plan and, therefore, did not have in effect a Joint Payment Option election under such Plan, the Eligible Employee shall elect a Joint Payment Option under this Plan at the same time that the Eligible Employee files his initial election to commence participation in the Plan pursuant to Section 3.2. Any such Joint Payment Option election made by the Participant in this Plan shall also apply to any future Excess Salary Deferral Contributions that the Participant may make under the CBS Excess 401(k) Plan.

(c) A Participant may elect to receive his entire Account in either of the following Joint Payment Options: (1) a single lump sum; or, (2) annual payments over a period of two, three, four or five years in annual payments on or about January 31 beginning in the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Joint Payment Option election is made in accordance with the terms of the Plan, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Joint Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31 of 2nd, 3rd, 4th or 5th calendar year following the year in which the Participant terminates employment. In the event a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates at the time of making his Joint Payment Option election a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1: If a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a lump sum payment and terminates employment in 2003, such lump sum shall be paid on or about January 31, 2004. A Participant alternatively could designate January 31 of 2005, 2006, 2007 or 2008 in which to receive his lump sum.

Example 2: If a Participant elects a Joint Payment Option that provides for annual payments over a period of four years and terminates employment in 2003, each payment paid on or about January 31, 2004 through 2007 will be comprised of approximately 25% of the Participant’s Account as of the Participant’s date of termination. A Participant alternatively could designate 10% of his Account to be distributed in January, 2004, 20% in January, 2005, 30% in January, 2006 and 40% in January 2007; or, any other combination of percentages which totals 100%.

(d) Any change of Joint Payment Option election made by a Participant under the CBS Excess 401(k) Plan shall apply to the Participant’s Account in this Plan. A Participant may change his Joint Payment Option no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Joint Payment Option election only one time in any calendar year. Any change of a Participant’s existing Joint Payment Option election made less than six months prior to the Participant’s termination of employment for any reason shall be null and void and the Participant’s last valid Joint Payment Option shall remain in effect.

4.3	Investments.

(a) All Bonus Deferral Contributions will be credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the CBS 401(k) Plan; or if no such election has been made, in the PRIMCO Stable Value Fund (or any successor fund).

(b) If a Participant elects (or is deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment, no additional adjustments will be made to the Participant’s Account after December 31st of the calendar year in which the Participant terminates employment. If a Participant elects a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminates employment, the Participant’s Account shall be credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum is paid.

(c) If a Participant elects annual payments, no additional adjustments will be made to any amount payable in the first calendar year following the year in which the Participant terminates employment. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminates employment, the Participant’s Account shall be credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment is made.

(d) No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

4.4 Account Statements. Each Participant will be given, at least annually, a statement showing (i) Bonus Deferral Contributions, and (ii) the balance of the Participant’s Account after crediting Investments.

Section 5. Payment.

5.1 Payment on Account of Termination of Employment for Reasons Other than Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Joint Payment Option in effect with respect to the Participant.

5.2 Payment on Account of Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following the date he meets the definition of Disability in accordance with the Joint Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Account shall be made as otherwise provided in this Section 5 at the time of his subsequent termination of employment.

Section 6. Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 7. Hardship Distributions and Deferral Revocations.

A Participant may request the Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 8. Beneficiary Designation.

A Participant’s beneficiary designation for this Plan will automatically be the same as the Participant’s beneficiary designation recognized under the CBS Excess 401(k) Plan.

Section 9. Administration.

9.1 Committee. This Plan will be administered by the Committee, the members of which will be selected by the Board of Directors.

9.2 Powers of the Committee. The Committee’s powers will include, but will not be limited to, the power:

(i)	to determine who are Eligible Employees for purposes of participation in the Plan;
(ii)

to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)	to adopt rules consistent with the Plan; and
(iv)	to approve certain amendments to the Plan.

9.3 Claims Procedure. The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

9.4 Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

9.5 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

9.6 Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

9.7 Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 10. No Employment Rights.

No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 11. Amendment, Suspension, and Termination.

The Retirement Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his account. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.